PRICING SUPPLEMENT NO. 4 DATED OCTOBER 31, 2002       FILED UNDER RULE 424(b)(3)
(TO PROSPECTUS DATED SEPTEMBER 13, 2002                       FILE NO. 333-90316
AND PROSPECTUS SUPPLEMENT DATED SEPTEMBER 13, 2002)

                                SLM CORPORATION
                          Medium Term Notes, Series A
                 Due 9 Months or Longer From the Date of Issue



-------------------------------------------------------------------------------------------------------
Principal Amount:    $500,000,000       Floating Rate Notes: / /              Fixed Rate Notes: /X/
-------------------------------------------------------------------------------------------------------
Original Issue Date: November 7, 2002   Closing Date: November 7, 2002        CUSIP Number: 78442F AE8

Maturity Date:       November 14, 2014  Option to Extend Maturity: /X/ No     Specified Currency: U.S. Dollars
                                                                   / / Yes

                                         If Yes, Final Maturity
                                         Date:
-------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Redeemable at the option of the Company:    /X/ No      Redemption Price:         Not Applicable.
----------------------------------------------------------------------------------------------------------
                                            / / Yes     Redemption Dates:         Not Applicable.
----------------------------------------------------------------------------------------------------------
Repayment at the option of the Holder:      /X/ No      Repayment Price:          Not Applicable.
----------------------------------------------------------------------------------------------------------
                                            / / Yes     Repayment Dates:          Not Applicable.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
APPLICABLE TO FIXED RATE NOTES ONLY:
----------------------------------------------------------------------------------------------------------
Interest Rate:  5.05%                  Interest Payment Dates: Each May 14th and November 14th during the term of the Notes, subject to following
                                                               business day convention, beginning
                                                               May 14, 2003.
----------------------------------------------------------------------------------------------------------
Interest Accrual Method: 30/360        Interest Periods:       From and including the Closing Date,
                                                               or each May 14th or November 14th, as
                                                               the case may be, to and including the next
                                                               succeeding November 13th or May 13th,
                                                               as the case may be, with no adjustment to
                                                               period end dates for accrual purposes.
----------------------------------------------------------------------------------------------------------

                        -------------------------------

                 BANC OF AMERICA SECURITIES LLC    JPMORGAN

                               Joint Book Runners

                        -------------------------------
ABN AMRO INCORPORATED BANC                            ONE CAPITAL MARKETS, INC.
  BARCLAYS CAPITAL INC.                               CREDIT SUISSE FIRST BOSTON
   MERRILL LYNCH & CO.                                      MORGAN STANLEY

                           October 31, 2002


Issue Price:          99.465%.

Agents' Commission:   0.475%.

Concession:           0.300%.

Reallowance:          0.250%.

Net Proceeds:         $494,950,000.00

Form:                 Book-entry.

Denominations:        $1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:              JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.

Agents:               The following agents are acting as underwriters, on a several basis, in connection with this issuance.

                             Agents                                      Principal Amount of Notes
                             ------                                      -------------------------

                      Banc of America Securities LLC                      $ 200,002,000.00
                      J.P. Morgan Securities Inc.                           200,002,000.00
                      ABN AMRO Incorporated                                  16,666,000.00
                      Banc One Capital Markets, Inc.                         16,666,000.00
                      Barclays Capital Inc.                                  16,666,000.00
                      Credit Suisse First Boston Corporation                 16,666,000.00
                      Merrill Lynch, Pierce, Fenner & Smith Incorporated     16,666,000.00
                      Morgan Stanley & Co. Incorporated                      16,666,000.00
                                                                          ----------------

                              Total                                       $ 500,000,000.00


  OBLIGATIONS OF SLM CORPORATION AND ANY SUBSIDIARY OF SLM CORPORATION ARE NOT GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES OF AMERICA. NEITHER
 SLM CORPORATION NOR ANY SUBSIDIARY OF SLM CORPORATION (OTHER THAN STUDENT LOAN
       MARKETING ASSOCIATION) IS A GOVERNMENT-SPONSORED ENTERPRISE OR AN
                INSTRUMENTALITY OF THE UNITED STATES OF AMERICA.